American Safety Insurance Holdings, Ltd.
Reports Net Earnings of $5.0 Million

Book Value Per Share Increased 23% to $25.97

HAMILTON, Bermuda, October 28, 2009 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported net earnings of $5.0 million for the three months ended September 30, 2009, or $0.47 per diluted share, as compared to $(4.3) million, or $(0.42) per diluted share, for the same period of 2008.

Financial highlights for the quarter included:

•	Gross premiums written increased 24.3% to $92.6 million.
•	Net premiums written decreased 6.1% to $38.1 million.
•	Net premiums earned decreased 4.1% to $40.0 million.
•	Investment income decreased 2.2% to $7.3 million.
•	Cash flow from operations was $12.6 million compared to $69.6 million for the same period in 2008.
•	Combined ratio decreased to 100.2% from 103.2% for the same period of 2008.
•	Loss ratio improved to 57.7% compared to 60.1% for the same period of 2008.
•	Expense ratio improved to 42.5% from 43.1% for the same period of 2008.
•
Annualized return on average equity increased to 8.4% from (7.4)% for the same period of 2008.  Excluding net realized gains and (losses), the return was 8.3% compared to 8.1% for the same period of 2008.

•	Book value increased to $25.97 per outstanding share and $25.03 per diluted share compared to $21.12 and $20.55, respectively, at December 31, 2008.

Third Quarter Results

Net earnings of $5.0 million for the quarter include a $1.6 million increase in other underwriting expenses resulting from the write-off of a reinsurance recoverable related to a legacy program.  Net earnings also include $60 thousand in net realized gains on investments as compared with $9.2 million in net realized losses on investments in the 2008 quarter.

Gross premiums written for the quarter increased by $18.1 million primarily due to a specialty program written in the third quarter for which the Company assumes no underwriting risk and receives fee income.

Revenues for the quarter increased 20.0% to $48.6 million from $40.5 million in the 2008 quarter due to the impact of $9.2 million in net realized losses on investments in the 2008 period.  The decline in net premiums earned resulted from a decline in the construction and assumed reinsurance lines of business.  The decline in the construction line was due to the slow housing market and our exercise of underwriting discipline, while the decline in the assumed reinsurance line was due to the impact of the cancellation of one treaty.  Investment income totaled $7.3 million, a decrease of $0.2 million, due to yield contraction across the investment portfolio.  Cash flow for the quarter was $12.6 million compared to $69.6 million in the 2008 quarter, due to collections related to certain reinsurance treaties in the prior year.

The improvement in the loss ratio to 57.7% from 60.1% was due primarily to $1.5 million in adverse prior year reserve development recognized in the 2008 quarter which added 3.6 points to the 2008 loss ratio.  There was no prior year reserve development in the 2009 quarter.

The expense ratio of 42.5% for the quarter includes the impact of the $1.6 million write-off.  The impact of the writeoff was partially offset by lower acquisition costs in our assumed reinsurance line of business, due to the cancellation of a reinsurance treaty and the shift to excess of loss treaties from quota share.

Year to Date Results

Net earnings for the nine months ended September 30, 2009 were $17.4 million, or $1.65 per diluted share, compared to $8.5 million, or $0.79 per diluted share for the same period in 2008.  Net realized gains on investments for the current nine month period were approximately $0.3 million compared to net realized losses on investments of $8.4 million during 2008.

Results in 2009 reflect an improvement in both the loss ratio and expense ratio.  The combined ratio for the nine months ended September 30, 2009 was 99.5%, composed of a 58.9% loss ratio and a 40.6% expense ratio.  The 2008 combined ratio was 102.5%, with a loss ratio of 60.6% and an expense ratio of 41.9%.

During 2009, there has been no prior year reserve development, while 2008 results include $1.5 million of development related to prior year loss reserves.  The improvement in the expense ratio resulted from the same factors impacting the three month results.

Invested assets increased 9.8% to $739.7 million at September 30, 2009 from $673.7 million at December 31, 2008.  The pretax book yield realized during the nine months on the investment portfolio was 4.3% compared to 4.7% for the same period in 2008.

Book value at September 30, 2009 increased 23.0% to $25.97 per outstanding share and 21.8% to $25.03 per outstanding diluted share as compared to December 31, 2008 due to net earnings and appreciation in the value of the investment portfolio.

Commenting on the results, Stephen R. Crim, President and Chief Executive Officer said, “We have been able to generate improved underwriting results in this extremely competitive market. We will continue to use our diversified platform to opportunistically grow as market conditions permit.”

Conference Call

A conference call to discuss third quarter 2009 results is scheduled for Thursday, October 29, 2009 at 9:00 a.m. (Eastern Daylight Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com, or the Company’s website at www.amsafety.com.  If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call.  A transcript of the call will be available on the Company’s website beginning several days after the call.

This report contains forward-looking statements and non-GAAP financial measures.  The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including insurance market conditions, combined ratio, premium growth, acquisitions and new products and the impact of new accounting standards. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectability of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions.

About Us:
American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, American Safety Risk Retention Group, Inc,  American Safety Assurance (Vermont), Inc. and Victore Insurance Company.  As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) VIII by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Mark W. Haushill	Julie McDonald
mark.haushill@amsafety.bm	jmcdonald@amsafety.com
(441) 296-8560	(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries
Financial and Operating Highlights
(Unaudited)
(in thousands except per share data and percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
PREMIUM SUMMARY (in Thousands)
Gross Premiums Written:
Excess and Surplus Lines Segment
Environmental	$9,406	$11,345	$32,224	$37,676
Construction	5,811	8,183	16,653	28,253
Products Liability	1,484	1,385	5,700	4,498
Excess	1,118	1,544	4,426	5,874
Property	2,141	1,415	7,328	5,705
Surety	4,021	3,561	9,776	8,180
Healthcare	2,929	3,121	9,313	8,224
Total Excess and Surplus Lines Segment	26,910	30,554	85,420	98,410

Alternative Risk Transfer Segment
Specialty Programs	58,593	30,088	89,477	60,586
Total Alternative Risk Transfer Segment	58,593	30,088	89,477	60,586

Assumed Reinsurance Segment	7,100	13,829	25,327	42,457

Total Gross Premiums Written	$92,603	$74,471	$200,224	$201,453

Net Premiums Written:
Excess and Surplus Lines Segment
Environmental	$7,325	$9,048	$26,149	$27,669
Construction	4,836	7,019	13,814	21,921
Products Liability	1,251	1,134	4,781	3,625
Excess	177	935	676	1,566
Property	1,260	1,351	5,471	4,363
Surety	2,914	2,506	6,982	6,183
Healthcare	1,904	2,028	6,054	5,345
Total Excess and Surplus Lines Segment	19,667	24,021	63,927	70,672

Alternative Risk Transfer Segment
Specialty Programs	11,262	10,551	30,995	31,020
Total Alternative Risk Transfer Segment	11,262	10,551	30,995	31,020

Assumed Reinsurance Segment	7,134	5,975	25,776	34,603

Total Net Premiums Written	$38,063	$40,547	$120,698	$136,295

Net Premiums Earned:
Excess and Surplus Lines Segment
Environmental	$8,804	$8,575	$27,204	$26,404
Construction	5,350	8,550	17,946	29,240
Products Liability	1,528	1,280	4,391	3,463
Excess	215	551	856	913
Property	1,636	1,622	4,769	3,377
Surety	2,473	1,907	6,707	5,259
Healthcare	2,019	1,061	6,578	1,781
Total Excess and Surplus Lines Segment	22,025	23,546	68,451	70,437

Alternative Risk Transfer Segment
Specialty Programs	11,261	10,238	31,758	27,426
Total Alternative Risk Transfer Segment	11,261	10,238	31,758	27,426

Assumed Reinsurance Segment	6,695	7,908	26,041	30,020

Total Net Premiums Earned	$39,981	$41,692	$126,250	$127,883

American Safety Insurance Holdings, Ltd. and Subsidiaries
Financial and Operating Highlights
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
INCOME STATEMENT DATA: Revenues:
Direct premiums earned	$58,877	$53,786	$160,057	$148,057
Assumed premiums earned	6,895	13,107	26,991	35,220
Ceded premiums earned	(25,791)	(25,201)	(60,798)	(55,394)
Net premiums earned	39,981	41,692	126,250	127,883

Net investment income	7,331	7,497	22,850	22,141
Net realized gains (losses)	61	(9,153)	298	(8,358)
Fee income	1,250	499	3,368	2,017
Other income (loss)	(41)	(37)	44	(7)
Total revenues	48,582	40,498	152,810	143,676

Expenses:
Losses and loss adjustment expenses	23,074	25,059	74,322	77,468
Acquisition expenses	7,844	9,685	26,920	30,723
Payroll and related expenses	5,321	5,729	16,843	15,397
Other underwriting expenses	5,055	3,042	10,839	9,552
Interest expense	828	715	2,379	2,370
Corporate and other expenses	639	696	2,076	(612)
Total expenses	42,761	44,926	133,379	134,898

Earnings (loss) before income taxes	5,821	(4,428)	19,431	8,778
Income taxes	446	179	1,420	422
Net earnings before noncontrolling interest	5,375	(4,607)	18,011	8,356
Less: Net earnings attributable to the noncontrolling interest	421	312	593	(160)

Net earnings (loss)	$4,954	$(4,295)	$17,418	$8,516

Net earnings (loss) per share:
Basic	$0.48	$(0.42)	$1.69	$0.81
Diluted	$0.47	$(0.42)	$1.65	$0.79

Weighted average number of shares outstanding:
Basic	10,303,121	10,326,661	10,297,303	10,521,209
Diluted	10,608,138	10,326,661	10,536,027	10,782,741

Loss Ratio	57.7%	60.1%	58.9%	60.6%
Expense Ratio	42.5%	43.1%	40.6%	41.9%
GAAP combined ratio	100.2%	103.2%	99.5%	102.5%

	At
BALANCE SHEET DATA:	9/30/2009	12/31/2008
	(unaudited)
Total investments	$739,674	$ 673,739
Total assets	1,135,125	1,026,364
Unpaid losses and loss adjustment expenses	618,869	586,647
Total liabilities	863,493	806,242
Total shareholders' equity	267,654	217,030

Book value per share	$25.97	$21.12